December 15, 2008

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Ladies and Gentlemen:

On December 12, 2008, we provided notice of our resignation as the independent registered public accounting firm for Supatcha Resources Inc. (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated December 15, 2008 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

/s/ Eide Bailly LLP
Eide Bailly LLP
Minneapolis, Minnesota

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